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                                                                      Exhibit 11
                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
    FOR THE QUARTERS AND SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED                  SIX MONTHS ENDED
                                            SEPTEMBER 30,                       SEPTEMBER 30,
                                        ---------------------             ------------------------
                                         1997            1996              1997           1996
                                         ----            ----              ----           ----
Primary:
-------
Weighted average shares
 outstanding                               2,341,848       2,339,817         2,319,421      2,343,680
Net effect of dilutive stock
 options based on the treasury
 stock method using the
 average market price                        168,862          71,210           117,891         73,039
                                          ----------      ----------        ----------     ----------
Total                                      2,510,710       2,411,027         2,437,312      2,416,719
                                          ==========      ==========        ==========     ==========

Net earnings                              $1,084,119      $ 849,559         $2,000,259     $1,642,306

Net effect of earnings attributable
to subsidiary stock options                  (23,098)        (18,735)          (43,226)       (26,466)
                                          ----------      ----------        ----------     ----------
Net earnings                               1,061,021         830,824         1,957,033      1,615,840
                                          ==========      ==========        ==========     ==========
Earnings per common and
 common equivalent share                      $ 0.42          $ 0.35            $ 0.80         $ 0.68
                                          ==========      ==========        ==========     ==========
Fully Diluted:
-------------

Weighted average shares
 outstanding                               2,341,848       2,339,817         2,319,421      2,343,680


Net effect of dilutive stock
 options based on the treasury
 stock method using the
 ending market price                         259,214          89,251           260,400         89,394
                                          ----------      ----------        ----------     ----------

Total                                      2,601,062       2,429,068         2,579,821      2,433,074
                                          ==========      ==========        ==========     ==========
Net earnings                              $1,084,119      $  849,559        $2,000,259     $1,642,306
Net effect of earnings attributable
to subsidiary stock options                  (23,098)        (18,735)          (43,226)       (26,466)
                                          ----------      ----------        ----------     ----------
Net earnings                               1,061,021         830,824         1,957,033      1,615,840
                                          ==========      ==========        ==========     ==========
Earnings per common and
 common equivalent share                      $ 0.41          $ 0.34            $ 0.76         $ 0.66
                                          ==========      ==========        ==========     ==========
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